SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2014

MELROSE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

COMPANY NAME
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-36702	47-0967316
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

638 Main Street, Melrose, Massachusetts		02176
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (781) 665-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

   (e)      Adoption of material compensatory plan, contract or arrangement.  On October 21, 2014, Melrose Cooperative Bank (the “Bank”), the wholly owned subsidiary of Melrose Bancorp, Inc. (the “Company”) entered into: (1) an employment agreement with Jeffrey D. Jones, President and Chief Executive Officer; (2) a change in control agreement with Diane Indorato, Chief Financial Officer; (3) a change in control agreement with James Oosterman, Vice President-Lending; and (4) an executive split dollar agreement with Mr. Jones (collectively, the “Agreements”).  In addition, the Bank adopted: (1) the Melrose Cooperative Bank Supplemental Executive Retirement Plan; and (2) the Melrose Cooperative Bank Executive Annual Incentive Plan (collectively, the “Benefit Plans”).  Please see a description of the Agreements and the Benefit Plans provided in the Company’s prospectus dated August 12, 2014, as filed with the Securities and Exchange Commission on August 19, 2014.

Item 8.01               Other Events

On October 21, 2014, the Company announced that it completed its initial public stock offering and the mutual-to-stock conversion of the Bank. The shares of the Company’s common stock are expected to begin trading on the Nasdaq Capital Market on October 22, 2014 under the symbol “MELR.”

The Company sold 2,723,409 shares of common stock, including 226,366 shares to the Bank’s employee stock ownership plan, equal to 8.0% of the shares sold in the offering and contributed to Melrose Cooperative Bank Foundation, at $10.00 per share, for gross offering proceeds of $27.2 million.  In addition to the shares sold, the Company contributed 106,170 shares of the common stock and $300,000 in cash to Melrose Cooperative Bank Foundation.  The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

             (d)              Exhibits

Exhibit                   Description

1.1	Press Release dated October 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MELROSE BANCORP, INC.
DATE: October 21, 2014	By:	/s/ Jeffrey D. Jones
Jeffrey D. Jones
President and Chief Executive Officer